PRESS RELEASE                 EXHIBIT 99.1

                   Wire Release - National  Circuit
                For Release at 5:00 P.M. (Pacific Time)
                                                      Page 1 of 4
    October 28, 2004        Richard Balocco        (408) 279-7933
    San Jose, California    V.P. Corporate Communication


        SJW CORP. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

     SAN JOSE, CA, October 28, 2004 - SJW Corp. (AMEX:SJW) basic earnings per common share for the quarter ended September 30, 2004 were $0.61, compared to $0.66 for the same quarter in 2003.

     Operating revenue for the third quarter was $52,297,000 versus $49,514,000 for the same period in 2003, representing an increase of $2,783,000 or 6%. Approximately $3,050,000 of the total revenue increase was attributable to cumulative customer rate increases. Additionally, customer growth contributed $176,000 to increased revenue and other revenues increased by $163,000. The revenue increases were offset by a $606,000 decrease due to lower usage.

     Water production costs for the third quarter of 2004 consisting of purchased water, power and pump taxes, increased $1,754,000, or 4% from the third quarter of 2003. The increase were due to the higher combined cost of purchased water and pump taxes of $1,620,000 and reduced surface water availability of $731,000, offset by a decrease in customer demand of $525,000 and lower non-contract water and power costs of $72,000.

     Quarterly operating expenses for the third quarter of 2004, excluding water production costs and income taxes, increased $1,291,000 or 3% from 2003. The increases consisted principally of $309,000 in labor and labor related expenses, $858,000 in depreciation expense on added utility plant and other nonutility properties, and $124,000 in other costs. Income tax expense for the third quarter of 2004 was lower than the same period in 2003 due to decreased earnings.

     The year-to-date revenue increase of $13,335,000 was attributable to higher water usage of $4,739,000, customer growth of $337,000, rate increases of $7,318,000 and other revenue increase of $941,000. The revenue increase was offset by increases in production and operating expenses of $12,748,000, consisting principally of $8,062,000 in water production costs, $1,063,000 in wages, salaries and stock compensation, $1,230,000 in administrative and general expenses and $2,393,000 in depreciation expense. Year-to-date basic earnings per common share were $1.33 compared to $1.72 for the same period in 2003. The decrease in year-to-date earnings was mainly due to the sale of a SJW Land Company property in the first quarter of 2003, which resulted in an after-tax gain of $3,030,000, or $0.33 per share.

     Other comprehensive income of $1,181,000 and $1,278,000, for the three and nine months ended September 30, 2004, respectively, was the result of changes in the market value of the investment in California Water Service Group.

     In January 2004, SJW Corp. adopted Interpretation No. 46(R), "Consolidation of Variable Interest Entities" issued by the Financial Accounting Standard Board. As a result, SJW Corp. has restated its previously reported September 30, 2003 consolidated financial statements.

     At its meeting today, the Board of Directors of SJW Corp.
declared a quarterly dividend on common stock of $0.255 per share. The dividend is payable on December 1, 2004 to shareholders of record on November 8, 2004.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp., through its subsidiary San Jose Water Company, provides water service to a population of approximately one million people in the City of San Jose and nearby communities.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                                SJW Corp.
    Condensed Consolidated Statements of Income and Comprehensive Income
                               (Unaudited)
                (thousands of dollars, except share data)
                         Three Months         Nine Months       Twelve Months
                        Ended Sept 30        Ended Sept 30      Ended Sept 30
                        2004     2003       2004      2003      2004     2003
                            (Restated)           (Restated)         (Restated)
                    -----------------   -----------------   -----------------
Operating revenue    $52,297   49,514   $128,969   115,634  $163,787  148,719
Operating expense:
  Operation:
    Purchased Water   14,396   13,371     32,572    28,291    40,989   37,345
    Power              2,108    2,147      4,519     4,260     5,555    5,568
    Pump Tax           8,266    7,498     17,289    13,767    21,452   17,312
    Other              7,570    7,323     22,900    21,567    30,119   27,890
  Maintenance          2,216    2,069      6,503     5,745     8,482    7,801
  Property taxes and
    other nonincome
    taxes              1,352    1,313      4,006     3,804     5,267    5,041
  Depreciation and
    amortization       4,689    3,831     13,789    11,396    17,618   14,902
  Income taxes         3,960    4,024      8,556     8,496    10,584   10,482
                     ---------------------------------------------------------
Total operating
  expense             44,557   41,576    110,134    97,326   140,066  126,341
                     ---------------------------------------------------------
Operating income       7,740    7,938     18,835    18,308    23,721   22,378
Other income (expense):
  Gain on sale of non-
    utility property, net  -        -          -     3,030         -    3,030
  Long-term debt interest
    and other, net    (2,210)  (1,971)    (6,724)   (5,663)   (8,608)  (7,016)
                     ---------------------------------------------------------
Net income           $ 5,530    5,967    $12,111    15,675  $ 15,113   18,392
                     =========================================================
Other comprehensive
  income (loss), net   1,181   (1,499)     1,278     1,402     1,911     (138)
                     ---------------------------------------------------------
Comprehensive income $ 6,711    4,468   $ 13,389    17,077  $ 17,024   18,254
                     =========================================================
Earnings per share
  - Basic            $  0.61     0.66   $   1.33      1.72  $   1.65     2.01
  - Diluted          $  0.60     0.65   $   1.32      1.71  $   1.64     2.01
Comprehensive income
  per share
  - Basic            $  0.74     0.49   $   1.47      1.87  $   1.86     2.00
  - Diluted          $  0.73     0.49   $   1.46      1.87  $   1.85     2.00
Dividends per share  $  0.25     0.24   $   0.76      0.73  $   1.01     0.96
Weighted average
  shares outstanding
  - Basic     9,137,433  9,135,441  9,136,986  9,135,441  9,136,599  9,135,441
  - Diluted   9,198,718  9,152,832  9,193,627  9,141,237  9,188,266  9,139,788

SJW Corp. has restated its previously reported 2003 Consolidated Statements of Income and Comprehensive Income as a result of adopting Interpretation No. 46(R), "Consolidation of Variable Interest Entities" (FIN46R). As a result of the adoption of FIN46R, SJW Corp. has consolidated its limited partnership interest in 444 West Santa Clara Street, L.P.



                                  SJW Corp.
                    Condensed Consolidated Balance Sheets
                                 (Unaudited)
                           (thousands of dollars)
                                                          Sept 30      Dec 31
                                                             2004        2003
                                                                    (Restated)
ASSETS                                                   --------    --------
Utility Plant                                            $615,592    $583,709
Less accumulated depreciation and amortization            188,441     174,985
                                                         --------    --------
  Net utility plant                                       427,151     408,724

Nonutility property, net                                   32,336      32,569

Current assets:
  Cash and equivalents                                      6,489      10,278
  Accounts receivable and accrued utility revenue          24,096      15,043
  Prepaid expenses and other                                2,589       2,019
                                                         --------   ---------
     Total current assets                                  33,174      27,340

Other assets:
  Investment in California Water Service Group             32,306      30,139
  Regulatory assets                                         8,409       7,976
  Other                                                     9,520       9,496
                                                         --------     -------
                                                         $542,896    $516,244
                                                         ========    ========
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common stock and additional paid-in capital            $ 23,512    $ 22,891
  Retained earnings                                       143,240     138,058
  Accumulated other comprehensive income                    6,698       5,419
                                                         --------     -------
     Shareholders? equity                                 173,450     166,368
  Long-term debt                                          143,898     143,947
                                                         --------     -------
     Total capitalization                                 317,348     310,315

Current Liabilities:
  Line of credit                                                -           -
  Accounts payable                                         14,062       5,441
  Other current liabilities                                14,541       9,635
                                                         --------     -------
     Total current liabilities                             28,603      15,076

Deferred income taxes and credits                          42,715      38,207
Advances for and contributions in aid of construction     142,885     141,122
Other noncurrent liabilities                               11,345      11,524
                                                         --------     -------
                                                         $542,896    $516,244
                                                         ========    ========

SJW Corp. has restated its previously reported December 31, 2003 Consolidated Balance Sheets as a result of adopting FIN46R. As a result of the adoption of FIN46R, SJW Corp. has consolidated its limited partnership interest in 444 West Santa Clara Street, L.P.